Exhibit 99.1

PVH Corp. Appoints Kate Gulliver to Its Board of Directors

NEW YORK--(BUSINESS WIRE)--Aug. 5, 2024-- PVH Corp. [NYSE: PVH] today announced the appointment of Kate Gulliver, Chief Financial Officer and Chief Administrative Officer at Wayfair Inc., to its Board of Directors, effective immediately. Gulliver has also been appointed to the Board’s Audit & Risk Management Committee.

Stefan Larsson, PVH’s Chief Executive Officer, said, “Kate is a dynamic and entrepreneurial leader whose consumer-centric, data-driven approach will be important as we drive sustained, profitable, brand-accretive growth guided by our PVH+ Plan. Her diverse experience scaling a fast-growing digital business is especially key as we continue to unlock the full potential of our iconic brands.”

Gulliver was named Chief Financial Officer and Chief Administrative Officer of Wayfair in November 2022. In her decade-plus with the company, Gulliver has also served as Chief People Officer and Head of Investor Relations. Earlier in her career, she held roles at Bain Capital and at McKinsey & Company.

“We are pleased to welcome Kate to PVH’s Board of Directors,” said Michael Calbert, PVH Board Chair. “A growth and transformation agent who has held multiple leadership positions at one of world’s top ecommerce businesses, Kate is a unique executive whose perspective will be invaluable as we continue to build the next chapter for PVH.”

Gulliver commented, “I am honored to join PVH’s Board of Directors during this pivotal time. I've long admired PVH's two iconic brands, and I am inspired by the company's forward-looking growth strategy. I look forward to contributing to the company’s continued success.”

Gulliver’s appointment is part of the Board’s ongoing refreshment process, which brings together business leaders with a diverse range of skills and expertise to support the PVH+ Plan— the company’s multi-year, strategic growth plan to build Calvin Klein and TOMMY HILFIGER into the most desirable lifestyle brands in the world and make PVH one of the highest performing brand groups in its sector.

For more information about PVH Corp.'s Board of Directors and corporate governance practices, visit https://www.pvh.com/investor-relations/governance.

About PVH Corp.

PVH is one of the world's largest fashion companies, connecting with consumers in over 40 countries. Our global iconic brands include Calvin Klein and TOMMY HILFIGER. Our 140-year history is built on the strength of our brands, our team, and our commitment to drive fashion forward for good. That's the Power of Us. That's the Power of PVH.

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including, without limitation, statements relating to the Company’s future plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; and (ii) the other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company does not undertake any obligation to update publicly any forward-looking statement, whether as a result of the receipt of new information, future events or otherwise.